                                                                    Exhibit 8

               THE SEAGRAM COMPANY LTD. AND SUBSIDIARY COMPANIES
             CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS
         (United States dollars in millions, except per share amounts)


                                                                              Quarter
                                                                         Ended September 30,
                                                                        2000             1999
                                                                        ----             ----
Revenues                                                             $   3,539        $   3,643
Cost of revenues                                                         2,014            2,150
Selling, general and administrative expenses                             1,353            1,421
                                                                     ---------        ---------
Operating income                                                           172               72
Interest, net and other expense                                            160              161
Gain on sale of businesses                                                  --               98
                                                                     ---------        ---------
                                                                            12                9
Provision for income taxes                                                   5              110
Minority interest                                                            6                4
Equity earnings from unconsolidated companies                               20               65
                                                                     ---------        ---------
Income (loss) from continuing operations                                    21              (40)
Cumulative effect of change in accounting principle, after tax            (390)             (84)
                                                                     ---------        ---------
Net loss                                                                  (369)            (124)

Retained earnings at beginning of period                                 8,460            8,707
Dividends paid                                                             (73)             (72)
                                                                     ---------        ---------
Retained earnings at end of period                                   $   8,018        $   8,511
                                                                     =========        =========

Basic loss per share                                                 $   (0.84)       $   (0.29)
                                                                     =========        =========
Diluted loss per share                                               $   (0.83)       $   (0.29)
                                                                     =========        =========
Dividends paid per share                                             $   0.165        $   0.165
                                                                     =========        =========
Weighted average shares outstanding (thousands)                        439,541          432,842
Dilutive potential common shares (thousands)                             7,413               --
                                                                     ---------        ---------
Adjusted weighted average shares outstanding (thousands)               446,954          432,842
                                                                     =========        =========

        The accompanying notes are an integral part of these statements.

                                                                U.S. GAAP BASIS

               THE SEAGRAM COMPANY LTD. AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEET
                      (United States dollars in millions)


                                                                September 30,     June 30,
                                                                     2000           2000
                                                                     ----           ----
ASSETS
Cash and cash equivalents                                         $    651        $  1,230
Receivables, net of allowances                                       2,770           2,697
Inventories                                                          2,402           2,422
Other current assets                                                 1,300           1,308
                                                                  --------        --------
   TOTAL CURRENT ASSETS                                              7,123           7,657

Investments                                                          5,684           5,603
Film costs, net of amortization                                      1,293           1,133
Music catalogs, artists' contracts and advances                      2,950           2,803
Property, plant and equipment,net                                    3,070           3,099
Goodwill and other intangible assets                                11,644          11,814
Other assets                                                           700             699
                                                                  --------        --------
                                                                  $ 32,464        $ 32,808
                                                                  ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings and current portion of long-term debt       $    703        $    499
Payables and accrued liabilities                                     3,796           3,960
Accrued royalties and participations                                 1,920           2,263
                                                                  --------        --------
   TOTAL CURRENT LIABILITIES                                         6,419           6,722

Long-term debt                                                       7,339           7,378
Accrued royalties and participations                                   518             575
Deferred income taxes                                                2,707           2,696
Other liabilities                                                    1,241           1,326
Minority interest                                                    2,603           1,882
                                                                  --------        --------
   TOTAL LIABILITIES                                                20,827          20,579
                                                                  --------        --------
Shareholders' Equity
   Shares without par value                                          5,140           4,762
   Retained earnings                                                 8,018           8,460
   Accumulated other comprehensive income                           (1,521)           (993)
                                                                  --------        --------
   TOTAL SHAREHOLDERS' EQUITY                                       11,637          12,229
                                                                  --------        --------
                                                                  $ 32,464        $ 32,808
                                                                  ========        ========


        The accompanying notes are an integral part of these statements.

                                                                 U.S. GAAP BASIS

               THE SEAGRAM COMPANY LTD. AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      (United States dollars in millions)

                                                                                         Quarter
                                                                                   Ended September 30,
                                                                                   2000           1999
                                                                                   ----           ----
OPERATING ACTIVITIES
Income (loss) from continuing operations                                        $    21        $   (40)
Adjustments to reconcile income (loss) from continuing operations to net cash provided:
   Depreciation and amortization of assets                                          184            182
   Amortization of goodwill                                                          85             86
   Gain on sale of businesses                                                        --            (98)
   Minority interest in income of subsidiaries                                        6              4
   Equity earnings from unconsolidated companies in excess
   of dividends received                                                            (14)           (52)
   Deferred income taxes                                                            (31)            45
   Other                                                                             (2)            13
   Changes in assets and liabilities, net of effect of acquisitions and dispositions:
         Receivables, net of allowances                                            (107)          (224)
         Inventories                                                                (75)           (82)
         Other current assets                                                        78            176
         Music catalogs, artists' contracts and advances                           (105)           (87)
         Payables and accrued liabilities                                           (44)           112
         Other liabilities                                                         (131)             3
                                                                                -------        -------
                                                                                   (156)            78
                                                                                -------        -------
Net cash (used for) provided by operating activities                               (135)            38
                                                                                -------        -------

INVESTING ACTIVITIES
Sale of Champagne operations                                                         --            310
Sale of Universal Concerts                                                           --            190
USA transactions                                                                     --           (242)
Capital expenditures                                                                (66)          (120)
Other                                                                              (172)           (45)
                                                                                -------        -------
Net cash (used for) provided by investing activities                               (238)            93
                                                                                -------        -------

FINANCING ACTIVITIES
Dividends paid                                                                      (73)           (72)
Issuance of shares upon exercise of stock options and conversion of LYONs            28             30
Issuance of Adjustable Conversion-rate Equity Security Units                         --             75
Issuance of long-term debt                                                            4             --
Repayment of long-term debt                                                         (51)            (4)
Decrease in short-term borrowings and other financing activities                   (114)          (273)
                                                                                -------        -------
Net cash used for financing activities                                             (206)          (244)
                                                                                -------        -------
Net decrease in cash and cash equivalents                                          (579)          (113)
                                                                                -------        -------
Cash and cash equivalents at beginning of period                                  1,230          1,533
                                                                                -------        -------
Cash and cash equivalents at end of period                                      $   651        $ 1,420
                                                                                =======        =======


        The accompanying notes are an integral part of these statements.

                                                                 U.S. GAAP BASIS

               THE SEAGRAM COMPANY LTD. AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation

The accompanying unaudited interim financial statements have been prepared in accordance with the requirements of Form 10-Q and, therefore, do not include all information and notes necessary for a presentation of results of operations, financial position and cash flows in conformity with U.S. generally accepted accounting principles (GAAP). These statements should be read in conjunction with the consolidated financial statements and related notes in the Company's Form 10-K for the fiscal year ended June 30, 2000, as amended. In the opinion of the Company, the unaudited interim financial statements include all adjustments, comprising only normal recurring adjustments, necessary for a fair presentation of operating results. Results of operations for the first quarter are not necessarily indicative of those expected for the fiscal year.

Certain prior year amounts have been reclassified to conform to the current year's presentation.

2. Restructuring Charge and Accrual for Exit Activities

Restructuring Charge

Management developed and committed to a formal plan that was communicated to employees to restructure its music and filmed entertainment operations after the acquisition of PolyGram. This plan resulted in a fiscal 1999 pre-tax restructuring charge of $405 million. The charge related entirely to the Company's existing global music and film production, financial, marketing and distribution operations and included severance, elimination of duplicate facilities and labels, termination of artists' and distribution contracts and costs related to exiting film production arrangements and properties in development. The utilization of the restructuring charge to date follows:

                                                                                         Utilized
                                                    Original   Restructuring         --------------------       Balance at
U.S. dollars in millions                             Charge        Credit            Cash        Non-cash    September 30, 2000
------------------------                             ------        ------            ----        --------    ------------------
Severance and other employee-related costs         $     126     $    (12)         $  (78)       $    (3)        $     33
Facilities and labels                                    128          (35)            (20)            (56)             17
Contract termination and other costs                     151          (12)            (76)            (28)             35
                                                   ---------     --------          -------       --------        --------
                                                   $     405     $    (59)         $  (174)      $    (87)       $     85
                                                   =========     ========          =======       ========        ========

As of September 30, 2000, all of the employees provided for under the restructuring initiative have separated from the Company. Remaining restructuring activities relate principally to contractual obligations and severance payments to be made in future periods.

Accrual for Acquisition-Related Exit Activities

In connection with the integration of PolyGram and Seagram, management developed a formal exit activity plan that was committed to by management and communicated to employees shortly after the acquisition was consummated. The accrual for exit activities consists principally of facility elimination costs, including leasehold termination payments and incremental facility closure costs, contract terminations, relocation costs and the severance of employees. The utilization of the accrual for exit activities to date follows:
                                                                 U.S. GAAP BASIS

                                                                          Utilized
                                                                      ------------------        Balance at
U.S. dollars in millions                     Exit Activities          Cash      Non-cash     September 30, 2000
------------------------                     ---------------          ----      --------     ------------------
Facility elimination costs                      $   45               $ (23)      $  (2)           $  20
Contract terminations                               68                 (45)        (13)              10
Severance or relocation                            397                (219)        (16)             162
                                                ------               -----       -----            -----
                                                $  510               $(287)      $ (31)           $ 192
                                                ======               =====       =====            =====

As of September 30, 2000, remaining exit activities relate principally to contractual obligations and severance payments to be made in future periods.

3.    Investment in DuPont and USAi

At September 30, 2000, the Company owned 16.4 million shares of the outstanding common stock of E.I. du Pont de Nemours and Company (DuPont). The Company accounts for the investment at market value, which was $672 million at September 30, 2000. The underlying historical book value of the DuPont shares is $187 million.

At September 30, 2000, the Company owned 18.2 million shares of the outstanding common stock of USA Networks, Inc. (USAi). The investment, which is accounted for at market value ($399 million at September 30, 2000), has an underlying cost of $211 million. At September 30, 2000, the Company also owned 13.4 million shares of USAi Class B common stock which is carried at its historical cost of $136 million.

4.    Supplementary Financial Statement Information

                                           September 30,     June 30,
U.S. dollars in millions                       2000           2000
------------------------                       ----           ----
INVENTORIES
Beverages                                    $ 1,956        $ 2,009
Materials, supplies and other                    446            413
                                             -------        -------
                                             $ 2,402        $ 2,422
                                             =======        =======

PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, at cost       $ 4,681        $ 4,686
Accumulated depreciation                      (1,611)        (1,587)
                                             -------        -------
                                             $ 3,070        $ 3,099
                                             =======        =======

                                                                             Quarter
                                                                       Ended September 30,
U.S. dollars in millions                                              2000              1999
------------------------                                              ----              ----

EXCISE TAXES (included in revenues and cost of revenues)             $   185           $   203
                                                                     =======           =======

                                                                 U.S. GAAP BASIS

5.    Comprehensive Income (Loss)

The components of the Company's total comprehensive income (loss) were as follows:

                                                                            Quarter
                                                                       Ended September 30,
U.S. dollars in millions                                               2000           1999
------------------------                                               ----           ----
Net loss                                                              $ (369)        $(124)
Currency translation adjustments                                        (497)          209
Unrealized holding loss in equity security, net of tax                   (31)          (88)
                                                                      ------         -----
Total comprehensive loss                                              $ (897)        $  (3)
                                                                      ======         =====

6.    Long-Term Debt and Debt Guarantees

The Company has unconditionally guaranteed the following outstanding debt securities of its principal U.S. spirits and wine subsidiary, Joseph E. Seagram & Sons, Inc., (JES); 5.79% Senior Notes due 2001, 6.25% Senior Notes due 2001, 6.4% Senior Notes due 2003, 6.625% Senior Notes due 2005, 8.375% Debentures due 2007, 7% Debentures due 2008, 6.8% Senior Notes due 2008, 8.875% Debentures due 2011, 9.65% Debentures due 2018, 7.5% Senior Debentures due 2018, 9% Debentures due 2021, 7.6% Senior Debentures due 2028, 8% Quarterly Income Debt Securities due 2038 (QUIDS) and 7.5% Adjustable Conversion-rate Equity Security Units.

Summarized financial information for JES and its subsidiaries is presented below. Separate financial statements and other disclosures related to JES are not provided because management has determined that such information does not provide additional meaningful information to holders of JES debt securities.


                                       6
                                                                 U.S. GAAP BASIS

                                      Quarter
                                 Ended September 30,
U.S. dollars in millions          2000         1999
------------------------          ----         ----
Revenues                         $ 590        $ 558
Cost of revenues                 $ 366        $ 348
Net income (loss)                $ (23)       $  64

                                                    September 30,     June 30,
U.S. dollars in millions                                2000            2000
------------------------                                ----            ----
Current assets                                       $  2,472        $  2,232
Noncurrent assets                                      18,306          18,377
                                                     --------        --------
                                                     $ 20,778        $ 20,609
                                                     ========        ========

Current liabilities                                  $  1,160        $    879
Noncurrent liabilities                                 10,816          10,889
Shareholders' equity                                    8,802           8,841
                                                     --------        --------
                                                     $ 20,778        $ 20,609
                                                     ========        ========

7.    Earnings Per Share and Common Shares

At September 30, 2000, 58,058,399 common shares were potentially issuable upon the conversion of the LYONs, the exercise of employee stock options, conversion of deferred share units and the early settlement of the contracts to purchase common shares under the Adjustable Conversion-rate Equity Security Units. Basic net income per share was based on the following weighted average number of shares outstanding during the quarters ended September 30, 2000 -- 439,540,513 and September 30, 1999 -- 432,842,035. Diluted net income per share was based on 446,953,534 weighted average shares outstanding in the quarter ended September 30, 2000. Average shares of 7,146,720 were not included in the computation of diluted net income per share in the quarter ended September 30, 1999 because to do so would have been anti-dilutive.

In the quarter ended September 30, 2000, the Company issued 635,328 shares upon the exercise of employee stock options and the conversion of LYONs. Additionally, the Company issued approximately six million shares (approximate value of $350 million) to acquire Rondor Music International, Inc., an independent music publishing company.

8.    Business Segment Information

The Company's four reportable segments are music, filmed entertainment, recreation and other and spirits and wine. Each reportable segment defined by the Company is a strategic business unit that offers different products and services that are marketed through different channels. Segments are managed separately because of their unique customers, technology, marketing and distribution requirements. The Company evaluates the performance of its segments and allocates resources to them based on several performance measures, including modified EBITDA (EBITDA). As defined by the Company, EBITDA consists of operating earnings (losses) before depreciation, amortization and corporate expenses from consolidated companies. While not a standard measurement under GAAP, the Company believes


                                       7
                                                                 U.S. GAAP BASIS

EBITDA is an appropriate measure of operating performance, given the significant assets and goodwill associated with the Company's acquisitions. However, EBITDA could be defined differently by other companies and should be considered in addition to, not as a substitute for, other measures of financial performance including revenues and operating income. There are no intersegment revenues; however, corporate headquarters allocates a portion of its costs to each of its operating segments. The Company does not allocate interest income, interest expense, income taxes or unusual items to segments.

Business Segment Data

                                                   Filmed       Recreation      Spirits
U.S. dollars in millions              Music     Entertainment    and Other      and Wine       Corporate         Total
------------------------              -----     -------------    ---------      --------       ---------         -----
SEPTEMBER 30, 2000
Revenues                            $ 1,378        $   787        $   230        $ 1,144        $    --        $ 3,539
EBITDA                              $   210        $    23        $    56        $   177        $    --        $   466
Depreciation and amortization          (187)           (24)           (26)           (30)            (2)          (269)
Corporate expenses                       --             --             --             --            (25)           (25)
                                    -------        -------        -------        -------        -------        -------
Operating income (loss)             $    23        $    (1)       $    30        $   147        $   (27)       $   172
                                    =======        =======        =======        =======        =======        =======

Capital expenditures                $    31        $    13        $     8        $    14        $    --        $    66

SEPTEMBER 30, 1999
Revenues                            $ 1,412        $   873        $   209        $ 1,149        $    --        $ 3,643
EBITDA                              $   185        $   (38)       $    49        $   156        $    --        $   352
Depreciation and amortization          (189)           (21)           (25)           (31)            (2)          (268)
Corporate expenses                       --             --             --             --            (12)           (12)
                                    -------        -------        -------        -------        -------        -------
Operating income (loss)             $    (4)       $   (59)       $    24        $   125        $   (14)       $    72
                                    =======        =======        =======        =======        =======        =======
Capital expenditures                $    52        $    19        $    14        $    35        $    --        $   120

Geographic Data

The following table presents revenues by geographic area for the quarters ended September 30, 2000 and 1999. Revenues are classified based upon the location of the customer. In addition to Canada, the Company's country of domicile, individual countries are specified if revenues exceed 10 percent of the total.

                                                           Quarter
                                                     Ended September 30,
U.S. dollars in millions                             2000           1999
------------------------                             ----           ----
United States                                      $  1,852       $  1,780
United Kingdom                                          319            379
Canada                                                   92            113
Other countries                                       1,276          1,371
                                                   --------       --------
                                                   $  3,539       $  3,643
                                                   ========       ========


                                       8
                                                                 U.S. GAAP BASIS

9.    New Accounting Guidance

On July 1, 2000, the Company adopted the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AcSEC) Statement of Position (SOP) 00-2, Accounting by Producers or Distributors of Films. The SOP requires that advertising costs for theatrical and television product be expensed as incurred and that certain abandoned project costs, which were previously capitalized as film costs, be expensed on an accelerated basis. The adoption of SOP 00-2 resulted in a $390 million non-cash after-tax charge in the quarter ended September 30, 2000. The charge reduced the carrying value of film inventory and was recorded as a cumulative effect of a change in accounting principle.

10.   Recent Events

On June 20, 2000, the Company, Vivendi S.A. (Vivendi) and Canal Plus S.A. (Canal+) announced that they had entered into a merger agreement and related agreements providing for a strategic business combination among the three companies. The combined entity will be named Vivendi Universal. The merger is expected to close by the end of the calendar year and is subject to customary closing conditions, including shareholder approval. There is no assurance that such conditions will be satisfied.

As part of Vivendi Universal's overall strategy after completion of the proposed merger transactions, Seagram has commenced a process intended to lead to the sale of the spirits and wine business.

In connection with the proposed strategic business combination, Seagram and JES have commenced cash tender offers and consent solicitations for certain of their outstanding debt securities and intend to commence cash tender offers for certain of their other outstanding debt securities. These debt securities would otherwise mature between April 2001 and December 2028. The tender offers that have already commenced have an aggregate principal amount of approximately $5.6 billion. They are conditioned upon, among other things, the completion of the combination.

We understand that Vivendi is arranging certain bridge financing facilities with various financial institutions to provide funding to Seagram and JES for the tender offers and consent solicitations. We understand that Vivendi intends to repay amounts drawn under these bridge financing facilities from the proceeds of the sale of the spirits and wine business.

                                       9
                                                                 U.S. GAAP BASIS